SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------




                                    Form 8-K




                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                         Date of Report: January 5, 2004
                        (Date of earliest event reported)




                          Pre-Paid Legal Services, Inc.
             (Exact name of registrant as specified in its charter)



                          (Commission File No. 1-9293)





          Oklahoma                                       73-1016728
(State or other jurisdiction                (I.R.S. Employer Identification No.)
      of incorporation)


      One Pre-Paid Way
       Ada, Oklahoma                                       74820
(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code:               (580) 436-1234





Item 7.    Financial Statements and Exhibits

         The following exhibits are included with this report:

   Exhibit No.                              Description

       99.1         Company Press Release dated January 5, 2004



Item 12. Results of Operation and Financial Condition

     On January 5, 2004, Pre-Paid Legal Services, Inc. (the "Company") issued a press release announcing its membership production and recruiting information for the three months ended December 31, 2003. A copy of the release is included as an exhibit to this report.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               PRE-PAID LEGAL SERVICES, INC.


                               By: /s/ Randy Harp
                               -------------------------------------------------
Date:  January 5, 2004         Randy Harp, Chief Operating Officer









                                INDEX TO EXHIBITS

Exhibit No.                                 Description

       99.1         Company Press Release dated January 5, 2004







For Immediate Release                                Company    Steve Williamson
Monday, January 5, 2004                              Contact:   (580) 436-1234

      PRE-PAID ANNOUNCES 2003 RECRUITING AND MEMBERSHIP PRODUCTION RESULTS


     ADA, OK, January 5, 2004 - Pre-Paid Legal Services, Inc. (NYSE: PPD), today reported new memberships produced and new sales associates enrolled for the fourth quarter and for the year ended December 31, 2003. During the 4th quarter of 2003, new sales associates enrolled increased 12% to 33,068 from the 29,555 enrolled in the 4th quarter of 2002 and new memberships produced decreased 9% to 153,501 from 169,350. For the year 2003, new sales associates enrolled decreased 30% to 108,557 from the 155,663 enrolled in 2002 while new memberships produced decreased 13% to 671,857 from 773,767. The Company's active memberships increased 3% during 2003 from 1,382,306 to 1,418,997. From the 3rd quarter of 2003 to the 4th quarter of 2003, the Company's active memberships decreased approximately one-tenth of 1%. Pre-Paid anticipates announcing its 2003 fourth quarter and yearly earnings on February 23, 2004 after the market closes and hosting a conference call to discuss such earnings on February 25, 2004.

                                                   Three Months Ended                 For the Year Ended
                                                12/31/03         12/31/02         12/31/03         12/31/02

New memberships produced......................     153,501          169,350          671,857          773,767

New sales associates enrolled.................      33,068           29,555          108,557          155,663

Sales associates selling one or more memberships..............................        84,207          103,112

Active memberships at end of period...........................................     1,418,997        1,382,306

     Included in the numbers above for the fourth quarter memberships produced are 4,377 "stand alone" Identity Theft plans that typically sell for $12.95 per month of which 4,251 were included in the number of active memberships at the end of the year above. Identity Theft plans sold in conjunction with new legal plan memberships or "added-on" to existing legal plan memberships sell for $9.95 per month and are not counted as "new" memberships but do increase the average premium of the Company's membership base. The Company reported sales of these "add-on" Identity Theft plans of 89,928 during the fourth quarter with 86,602 active at the end of the year.

     The Company also announced that it repurchased 2.1 million shares of its common stock during 2003 for total consideration of $48.3 million, or an average price of $22.70 per share. Fourth quarter purchases were 538,400 shares for a total of $14.2 million, or an average price of $26.30. Since April 1999, the Company has repurchased 7.6 million shares for total consideration of $173.4 million, or an average price of $22.74 per share, and reduced the number of shares outstanding at the end of 2003 to approximately 16.8 million shares. The Company has fully funded its $25 million line of credit as of year-end and utilized approximately $14.2 million during the fourth quarter for treasury share purchases and has the remaining $10.8 million available for further treasury stock purchases.

     About Pre-Paid Legal Services
     Pre-Paid Legal Services develops and markets legal service plans across North America. The plans provide for legal service benefits, including unlimited attorney consultation, will preparation, traffic violation defense, automobile-related criminal charges defense, letter writing, document preparation and review and a general trial defense benefit. More information can be located at the Company's homepage on the worldwide web at http://www.prepaidlegal.com.

     Forward-Looking Statements
     Statements in this press release, other than purely historical information, regarding the Company's future plans and objectives and expected operating results, and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to risks and uncertainties incident to the Company's business that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described in the reports and statements filed by the Company with the Securities and Exchange Commission, including (among others) those listed in the Company's Form 10-K and Form 10-Q, and include the risks that the Company's membership persistency or renewal rates may decline, that the Company may not be able to continue to grow its memberships and earnings, that the Company is dependent on the continued active participation of its principal executive officer, that pending or future litigation may have a material adverse effect on the Company if resolved unfavorably to the Company, that the Company could be adversely affected by regulatory developments, that competition could adversely affect the Company, that the Company is substantially dependent on its marketing force and that the Company's stock price may be affected by short sellers. Please refer to pages 37 and 38 of the Company's 2002 Form 10-K and pages 8 through 10 of the Company's September 30, 2003 Form 10-Q for a more complete description of these risks. The Company undertakes no duty to update any of the forward-looking statements in this release.